Exhibit 99.1

Lime Energy Co. Reports Results for

Three-Month Period Ended March 31, 2012

HUNTERSVILLE, NC, May 10, 2012—Lime Energy Co. (NASDAQ: LIME), a leading provider of energy efficiency and clean energy solutions, today announced its results for the three-month period ended March 31, 2012.  “The first quarter results were in line with our expectations for what has traditionally been our seasonally slowest quarter of the year,” commented John O’Rourke, Lime Energy’s President and CEO.  “The quarter’s results included a 16% year-over-year increase in our core energy efficiency business, led by strong first quarter growth in our utility market segment. This was offset by an expected drop off in revenue from our large C&I direct sales business as a result of our decision last year to reduce and redeploy our sales force toward our fast growing and very successful utility program direct install efforts.  We have added four new utility contracts since the beginning of the year, bringing our total utility contracts to seven from only two this time last year. We are confident in our trajectory and expect a particularly strong second half as these utility programs ramp and further contribute to this year’s expected results.”

Results for the three-month period ended March 31, 2012:

•                  Revenue declined 3.5% or $659 thousand, to $18.3 million from $19.0 million for the first quarter of 2011.

•                  Gross profit declined 8.1% or $291 thousand to 3.3 million from $3.6 million for the first quarter of 2011.

•                  Gross profit margin of 18.1% compared to 19.0% earned during the first quarter of 2011.

•                  SG&A expense increased 6.8% or $489 thousand, to $7.7 million from $7.2 million during the first quarter of 2011.

•                  Operating loss of $4.5 million compared to an operating loss of $3.7 million for the first quarter of 2011.

•                  A net loss of $4.6 million compared to a net loss of $3.7 million for the three-month period ended March 31, 2011.

•                  Adjusted EBITDA loss of $3.5 million compared to a loss of $3.1 million for the first quarter of 2011*.

•                  Basic and diluted loss of $0.19 per share versus a loss of $0.15 per share for the first quarter of 2011.

*                 Please see the reconciliation of non-GAAP financial measures and Regulation G disclosure later in this press release.

Business Highlights

•                  Awarded four new multi-year utility contracts representing approximately $65 million in future revenue opportunities;

•                  Completed work on the Dewey Short visitor center in Branson, Missouri, a LEED gold certified building constructed under the Army Corps of Engineers Facility Repair and Renewal contract;

•                  $12 million in Public sector wins thru ESCOs and regional partnerships; and

•                  Maintained a strong backlog of $224 million.

Financial Outlook

We expect our second quarter revenue projected to be between $24 million and $28 million.  We currently have about $224 million in backlog, of which approximately $106 million is expected to convert to revenue during the balance of 2012.  Our backlog includes signed and awarded contracts, including multi-year contracts under utility programs and power purchase agreements. We are reiterating our guidance of $143 million for the year.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

(Unaudited)

	Three Months Ended
	March 31,		Change
	2012	2011	$	%

Revenue	$18,321	$18,980	$(659)	-3.5%
Cost of sales	14,998	15,366	(368)	-2.4%
Gross profit	3,323	3,614	(291)	-8.1%

Selling, general and administrative expenses	7,662	7,173	489	6.8%
Amortization of intangibles	186	153	33	21.6%
Operating loss	(4,525)	(3,712)	(813)	21.9%

Other income	(52)	30	(82)	-273.3%
Net loss	$(4,577)	$(3,682)	$(895)	24.3%

Basic and Diluted Loss per
Common Share	$(0.19)	$(0.15)	(0.04)	26.7%

Weighted Average Common
Shares Outstanding	23,971	23,799

Adjusted EBITDA	$(3,506)	$(3,056)	$(450)	14.7%

Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures that we use to manage the Company’s business fall within the meaning of Regulation G (Disclosure of Non-GAAP Financial Measures) by the Securities and Exchange Commission.  We have included these non-GAAP measures in the press release because we believe they may provide readers with additional meaningful comparisons to prior reported results.

A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure is as follows:

	Three Months Ended
	March 31,
	2012	2011

Net loss	(4,577)	(3,682)

Interest income, net	52	(30)
Depreciation & amortization	466	281
Provision for income taxes	—	—
EBITDA	(4,059)	(3,431)

Share based compensation	553	375
Adjusted EBITDA	$(3,506)	$(3,056)

Additional Information

A full analysis of the three month results will be available in our 10-Q, which we will release on May 10, 2012 and will be made available on our website at www.lime-energy.com or on www.sec.gov.

Conference Call Information

Lime Energy Co. (Nasdaq: LIME), will hold a conference call on Thursday, May 10th at 4:30 PM ET to discuss first quarter operating results.

Investors can access the call by dialing toll free 1-866-730-5770 and entering passcode 25722653. International callers can dial 1-857-350-1594 and use the same passcode.

The call will be available for replay until July 10, 2012 by dialing toll free 1-888-286-8010 or 1-617-801-6888.  The replay will require use of passcode 50080979.

The call can also be accessed through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com. This call will be webcast by Thomson/CCBN and is being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (http://www.streetevents.com).

About Lime Energy Co.

Lime Energy is building a clean energy future.  As one of the nation’s leading providers of clean energy solutions, Lime brings over 25 years of delivering economically viable efficiency and renewable energy solutions that benefit communities and protect the environment.  Lime’s platform includes some of the energy industry’s most experienced professionals and an expansive geographic footprint with over 350 employees at 18 locations in North America.  Lime Energy’s services include integrated energy engineering, consulting and the implementation of solutions that enable customers to reduce their facility’s energy consumption, lower their operating and maintenance costs and reduce their carbon footprint.  The company’s stock is traded on NASDAQ under the symbol LIME.  Additional information is available at www.lime-energy.com or by emailing info@lime-energy.com.

Lime Energy Investor Relations

Glen Akselrod, Bristol Capital Ltd.

Telephone 905-326-1888

E-mail glen@bristolir.com

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities. Lime Energy has tried to identify these forward-looking statements by using words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Lime Energy and are subject to a number of risks, uncertainties and other factors that could cause Lime Energy’s actual results, performance, prospects or opportunities in the remainder of 2012 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks are referenced in Lime Energy’s current Annual Report on form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; and such factors as incorporated by reference.